    As filed with the Securities and Exchange Commission on May 17, 2001.
                                            Registration Statement No. 333-59548


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                Amendment No. 1
                                      To
                                   Form F-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED
   (Exact name of Registrant as specified in its Charter and Translation of
                        Registrant's Name into English)

            Israel                                        None
 (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                             33 Jabotinsky Street
                               Ramat Gan, Israel
                                972-3-751-0007
  (Address and Telephone Number of Registrant's Principal Executive Offices)

                 Brown Raysman Millstein Felder & Steiner LLP
                             120 West 45th Street
                           New York, New York 10036
                       Attention: David M. Warburg, Esq.
           (Name, Address and Telephone Number of Agent for Service)

                  Copies of all communications to be sent to:

DAVID M. WARBURG, ESQ.                              IAN ROSTOWSKY, ADV.
Brown Raysman Millstein Felder & Steiner LLP        Efrati, Galili & Co.
120 West 45th Street                                6 Wissotsky Street
New York, New York 10036                            Tel Aviv, 62338, Israel

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on each date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED
                             CROSS REFERENCE SHEET
      Furnished Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K

Registration Statement Item                                                Location of Caption in
Number and Caption                                                         Prospectus
------------------                                                         ----------

1.    Forepart of Registration Statement and Outside                       Facing Page of the Registration
      Front Cover Page of Prospectus                                       Statement; Cross Reference Sheet; Outside
                                                                           Front Cover Page of Prospectus

2.    Inside Front and Outside Back Cover Pages of                         Inside Front Cover Page of Prospectus;
      Prospectus                                                           Outside Back Cover Page of Prospectus

3.    Summary Information, Risk Factors and Ratio of                       Risk Factors
      Earnings to Fixed Charges

4.    Use of Proceeds                                                      Plan of Distribution

5.    Determination of Offering Price                                      Plan of Distribution

6.    Dilution                                                                     *

7.    Selling Security Holders                                             Selling Shareholders

8.    Plan of Distribution                                                 Plan of Distribution

9.    Description of Securities to be Registered                           Incorporation by Reference

10.   Interests of Named Experts and Counsel                                       *

11.   Material Changes                                                             *

12.   Incorporation of Certain Information by  Reference                  Incorporation by Reference

13.   Disclosure of Commission Position on Indemnification for                     *
      Securities Act Liabilities

___________________
* Item omitted because not applicable.

                       PROSPECTUS -- DATED MAY 17, 2001

                I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED

                           1,479,999 ORDINARY SHARES

The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 5 in determining whether to purchase the I.I.S. Intelligent Information Systems Limited Ordinary Shares.

Some of the Ordinary Shares subject of this prospectus are being offered by CDC Holdings Ltd., Armour Investments Ltd., Industrial Systems & Equipment Co., Meir Noga and Nachum Ezra (each, a "Purchaser," and collectively, the "Purchasers") who have converted debentures (the "Debentures") or exercised warrants (the "Warrants") to purchase our Ordinary Shares as described in this prospectus. Pursuant to a securities purchase agreement between the Purchasers and us, the terms of which were agreed on December 20, 2000 (the "Purchase Agreement"), we issued to the Purchasers Debentures in an aggregate principal amount of $3,000,000 and Warrants to acquire an aggregate of 300,000 Ordinary Shares. For additional information, you should refer to the sections entitled "Selling Shareholders" and "Plan of Distribution" on page 11 and 12. The Company will not receive any proceeds from the sale of the Ordinary Shares issuable upon the conversion of the Debentures by the converting shareholders. The Company will receive from the exercising shareholders the exercise price of the Warrants upon exercise of which the Ordinary Shares are issuable, but will not receive any proceeds from the sale of the Ordinary Shares by the exercising shareholders.

Some of the Ordinary Shares subject of this prospectus are being offered by Eastek Embedded Systems (Meitav) Ltd. ("Eastek") and its primary shareholder, Mr. Danny Shavit ("Mr. Shavit"). On November 30, 2000, we entered into a purchase and assignment agreement (the "Purchase and Assignment Agreement") with Eastek, an Israeli based software company, and Eastek's founder, Mr. Shavit, to acquire all the assets of Eastek. Under the terms of the Purchase and Assignment Agreement, we issued 60,000 of the Company's Ordinary Shares to Eastek as partial consideration for the acquisition and may deliver an additional 20,000 Ordinary Shares to Eastek on the first anniversary of the acquisition if certain conditions are met.

In connection with our acquisition of Eastek, we hired Mr. Shavit to serve as Chief Technology Officer of the Company. On November 30, 2000, we entered into an employment agreement (the "Employment Agreement") with Mr. Shavit under the terms of which we issued 100,000 of the Company's Ordinary Shares to Mr. Shavit. Subject to certain conditions, the Ordinary Shares will be delivered to Mr. Shavit in installments of 30,000, 35,000 and 35,000 Ordinary Shares on the first, second and third anniversaries of the acquisition respectively. The Company will not receive any proceeds from the sale of the Ordinary Shares held by Eastek or Mr. Shavit. For additional information, you should refer to the sections entitled "Selling Shareholders" and "Plan of Distribution" on page 11 and 12.

I.I.S. Intelligent Information Systems Limited's Ordinary Shares are quoted on the Nasdaq SmallCap Market under the symbol "IISL." On May 14, 2001 the last sale price of the Ordinary Shares on the Nasdaq SmallCap Market was $2.48 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR NOR THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 17, 2001

================================================================================

                                   1,479,999



                I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED


                                Ordinary Shares


                          --------------------------

                                  PROSPECTUS

                          --------------------------


                                 May 17, 2001



                               Table of Contents
Section                                                 Page
-------                                                 ----
The Company                                               4
Risk Factors                                              5
Selling Shareholders                                     11
Plan of Distribution                                     12
Legal Matters                                            14
Experts                                                  14
Where You Can Find Additional Information                14
Incorporation by Reference                               15

================================================================================

SOME OF THE STATEMENTS WE HAVE MADE IN THIS PROSPECTUS UNDER THE SECTIONS ENTITLED "RISK FACTORS" AND "THE COMPANY" CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT EXPECTATIONS AND ARE SUSCEPTIBLE TO A NUMBER OF RISKS, UNCERTAINTIES AND OTHER FACTORS, AND OUR ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS MAY DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

WE WILL NOT UNDERTAKE AND SPECIFICALLY DECLINE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS. IN ADDITION, IT IS OUR POLICY GENERALLY NOT TO MAKE ANY SPECIFIC PROJECTIONS AS TO FUTURE EARNINGS, AND WE DO NOT ENDORSE ANY PROJECTIONS REGARDING FUTURE PERFORMANCE THAT MAY BE MADE BY THIRD PARTIES.

TO FURTHER UNDERSTAND THE CONTEXT OF THE FORWARD-LOOKING INFORMATION PROVIDED IN THIS PROSPECTUS AND IN OTHER REPORTS, PLEASE REFER TO THE SECTION CAPTIONED "RISK FACTORS" IN THIS PROSPECTUS AND THE DISCUSSIONS OF RISK FACTORS AND OTHER INFORMATION CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION DURING THE PAST 12 MONTHS.

                                  THE COMPANY

     Until early 1999, we were engaged in the development, manufacture, marketing and service of data communication and intelligent peripheral products targeted at the International Business Machines ("IBM") midrange, IBM mainframe and open systems computing environments.

     In late 1998, we implemented a restructuring plan (the "Restructuring") which resulted in the disposition of most of our assets, substantial changes in our structure and a focus exclusively on Storage Area Network ("SAN") Virtualization technology. Our Annual Report on Form 20-F for the fiscal year ended December 31, 1997 contains information regarding our products prior to completion (in early 1999) of the Restructuring.

     With the ever-growing need for storage in computing systems, resulting among other things from the wide applications of Internet and Intranet technologies, coupled with the deployment of data warehouses and other decision support systems, the structure of the storage industry is changing. Computer storage is developing into a separate industry, with information technology departments seeking to purchase storage systems independently from other efforts to purchase computer equipment and upgrade their computing environments. An additional cause of the phenomenal growth of installed storage is the increasing dependency of users on storage systems that offer high availability and protection from malfunctions and disasters. With the storage industry growing so rapidly, there have been and presently exist new opportunities for innovative storage solutions which address these needs.

     In January 1999, StoreAge Network Technologies Ltd., an Israeli company ("StoreAge"), was organized as our wholly-owned subsidiary and commenced development and marketing of products based on Virtual Volume SAN Controller ("VVSC") technology.

                        RECENT SIGNIFICANT DEVELOPMENTS

     During November 2000, we acquired the assets of Eastek Ltd., a private Israeli software company, to enhance our R&D capabilities in order to develop synergetic software solutions for the SAN market.

     In December 2000, we completed a private placement of $3 million in the issuance of convertible subordinated notes and warrants to qualified investors. The net proceeds from the offering were used to fund our investment in StoreAge's second round of financing.

     On January 25, 2001, StoreAge completed its second round of financing, raising a total of $25 million from strategic and institutional investors in a private placement. We were an investor in the financing, investing a total of $4.2 million. Following the consummation of the financing, we held 39% of the outstanding shares of StoreAge.

                                 RISK FACTORS

     In addition to the information in this prospectus, you should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones our company faces. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus.

     We Depend on StoreAge's Future Success For Continued Growth. We are totally dependent on the success of our StoreAge subsidiary for future profits. We cannot assure you that StoreAge will prove commercially successful, or that our investment in StoreAge will be profitable. To date, StoreAge's revenues have been very limited.

     We have a History of Substantial Recurring Losses. We lost approximately $1.4 million during the year ended December 31, 2000, $4.8 million during the year ended December 31, 1999, $14.4 million during the year ended December 31, 1998, $6.6 million during the year ended December 31, 1997, and $25.2 million during the year ended December 31, 1996. Our ability to achieve profitable operations depends on, among other things, the successful marketing of storage technology products which we have not yet introduced into the market. However, we cannot assure you that we will become and stay profitable.

     Since We Have a Minority Ownership Interest in StoreAge, Our Interest in StorAge's Profits and Our Ability to Direct Its Business Affairs Are Limited. Our interest in StoreAge was reduced following StoreAge's recently completed private placement to a 39% ownership interest (and may be further reduced). Cisco Systems, Inc., CDC Holdings Ltd., Morgan Keegan Entities, Genesis Partners, Koonras Technologies Ltd., The Challenge Fund and Ophir Tech Ltd. (together, the "Private Investors"), hold the remaining 61% ownership interest. Because we hold a diminished percentage interest in StoreAge, our shareholders will also have a smaller indirect interest in StorAge. In addition, future financing needs of StoreAge are likely to require additional private or public equity financing, thus further diluting our shareholding percentage. The significant ownership interest in StoreAge held by the Private Investors (which may be further increased) and the rights granted to the Private Investors, including preferences in liquidation and receipt of dividends, registration rights and various negative covenants, will also reduce the flexibility that we will have in the operation and any future disposition of StoreAge.

     Our Future Capital Needs Could Adversely Affect Us if We are Unable to Raise Additional Capital. Given the business levels we presently expect, we believe that our existing cash on hand will be sufficient to meet our working capital requirements, including normal capital expenditures, for at least the next 12 months, and that StoreAge's existing cash on hand, including the net proceeds of its recent private placement, will be sufficient to meet its working capital requirements, including normal capital expenditures, for at least the next 12 months. However, continued losses could reduce StoreAge's and/or our working capital and cash equivalents, which could adversely affect StoreAge's or our future operations unless we secure additional financing. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures.

     Competition From Other Companies That Have Greater Resources Than We Do Could Adversely Affect Us. The markets in which StoreAge's technology products will be sold, especially the United States, are highly competitive. Most of our competitors have substantially greater financial, technical and marketing resources than we do.

     Our Business Prospects May Suffer If StoreAge Is Unable To Keep Up With The Rapid Technological Developments In The Storage Industry. The market for StoreAge's products is characterized by rapidly changing technology and evolving industry standards. The introduction of new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. StoreAge's ability to anticipate such changes and to develop and introduce successfully new and enhanced products on a timely basis will be a very significant factor in its ability to grow and to remain competitive. StoreAge will need to make substantial expenditures (including commitments to pay royalties) for research, development and introduction of new products. If StoreAge is unable, for technological or other reasons, to develop products in response to changes in the industry, its business and our prospects will be materially and adversely affected. We cannot assure you that StoreAge will not encounter technical or other difficulties that could delay the introduction of new products in the future. If StoreAge is unable to introduce new products in response to changes in the industry, StoreAge's business and the market price of our Ordinary Shares will be materially and adversely affected.

     If There Are Changes in StoreAge's Future Customers' Requirements, Its Business May Suffer. The markets for computer and storage technology equipment are changing rapidly and often unpredictably. Changes in customer requirements and preferences, introduction or modification of new industry standards, or variations in the relative cost-effectiveness of different storage technology solutions could adversely affect its growth and future financial performance. If future customer requirements differ from those projected by StoreAge, its future product sales would be adversely affected.

     We Have Incurred Substantial Indebtedness. We have incurred substantial indebtedness, in the form of the Debentures described herein. If a substantial portion of the Debentures are not converted into Ordinary Shares, we will have to repay the principal amount of the unconverted Debentures, plus interest. The degree to which we are leveraged could have important consequences to our shareholders, including the following: (i) our ability to obtain additional financing in the future for acquisitions, general corporate purposes or other purposes, may be impaired; (ii) a substantial portion of our available cash must be dedicated to the payment of the principal of and interest on our existing debt; (iii) the Debentures contain certain restrictive operating covenants; (iv) we might be placed at a competitive disadvantage in comparison to certain less-leveraged competitors; (v) the Debentures are subject to floating rates of interest, causing us to be vulnerable to increases in interest rates; and (vi) our substantial degree of leverage could make us more vulnerable in the event of a continued downturn in general economic conditions. The holders of the Debentures have a floating charge on all of our assets, including our shares in StoreAge, our primary asset, and thus have rights in those assets in the event of a default under the terms of the Debentures, senior to the rights of our shareholders.

     Our Business Depends on a Limited Number of Key Personnel, the Loss of Whom Could Adversely Affect Us. Our continued success depends to a significant extent upon the performance of our senior executives. We do not maintain key-man life insurance policies covering any of our executives. The loss of one or more senior executives' services would likely have a material adverse effect on us.

     Our Quarterly Results May Fluctuate. Our future quarterly results may vary significantly due to a combination of several factors, including fluctuations in research and development expenses and the absence of sales.

     Because Our Board of Directors Is Classified, it Could Hinder a Merger, Proxy Contest or Tender Offer, Whether or Not They Would Be Beneficial to Our Shareholders. The classification of our Board of Directors could delay or impede the removal of incumbent directors and could therefore complicate a merger, tender offer or proxy contest involving us, even if such events would be beneficial to the interests of our shareholders, or could discourage a third party from attempting to acquire control of the Company.

     A Substantial Number of Our Shares Can Be Sold in the Future under Rule 144, Which Could Lower the Price of Our Shares. Existing shareholders may sell Ordinary Shares pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act, or otherwise. Such sales could adversely affect the price of the Ordinary Shares. We cannot predict the effect that future sales of the Ordinary Shares, or the availability of the Ordinary Shares for future sales, will have on the market price of the Ordinary Shares. Prevailing market prices for the Ordinary Shares could drop if substantial amounts of the Ordinary Shares are sold, or if others perceive that such sales could occur. In addition, proposed changes in Israeli taxation of capital gain may result in the sale of a substantial number of the Ordinary Shares in a short period of time in the future.

     We May Not Pay Dividends. We have not declared or paid dividends on our Ordinary Shares since 1989, and do not intend to declare or pay any dividends to our shareholders in the foreseeable future.

     Our Share Price May Be Volatile. The market price of our Ordinary Shares may fluctuate following the announcement of financial results or new product introductions by us or our competitors or other matters such as military, political or economic developments in the Middle East and the market for technology stocks generally.

     The Market Price of Our Ordinary Shares May Fall Due to Dilution Resulting From the Issuance of the Shares. If the Debentures are converted or the Warrants are exercised, the existing holders of the Ordinary Shares will suffer substantial dilution.

     StoreAge Depends on a Limited Number of Key Suppliers of Key Components to Manufacture Its Products. StoreAge's reliance on a limited number of suppliers for key components of its products, the absence of long term purchase agreements with those suppliers, the fact that StoreAge is likely to maintain only minimum inventory levels and the fact that there may be a significant market demand for those components involve several risks in addition to inadequate supply. These risks include potential price increases, selective supply allocations, late deliveries and poor component quality. We cannot assure you that StoreAge will not experience shortages of key components in the future or that StoreAge will not be subject to selective supply allocations and increased prices of components. Any shortage of key components and any delay or other difficulty in obtaining such components from other suppliers and integrating them into StoreAge's products could materially and adversely affect StoreAge's business, financial position and results of operations.

     Since StoreAge Currently Has a Very Limited Number of Customers, Loss of Any One Customer in the Future as StoreAge Builds Its Customer Base Could Hurt Its Business. A material percentage of StoreAge's revenues are derived from a limited number of customers. We do not anticipate that StoreAge generally will enter into long-term contracts with its customers, and customers generally will have certain rights to extend or delay the shipment of their orders or cancel orders without penalty. Loss of one or more principal customers or a material decrease in orders could materially and adversely affect its business, financial position and results of operations.

     StoreAge's Proprietary Technology Enjoys Only Limited Protection; Third-Party Claims of Infringement Could Harm StoreAge's Business. StoreAge has no patent protection for its products and has attempted to protect its proprietary software and other intellectual property rights through trade secrets, nondisclosure agreements and other measures. In April 2000, StoreAge applied for a patent for the SAN Volume Manager. We cannot assure you, however, that StoreAge will be able to protect its proprietary software and other intellectual property rights adequately or that competitors, all of whom have legitimate access to any non-proprietary technical standards utilized by StoreAge will not be able to develop similar technology independently. For example, a number of StoreAge's competitors are producing or plan to produce products that incorporate Virtualization technology.

     Third parties may from time to time notify Storage that it may be infringing patents owned by or proprietary rights of third parties, although no such claims are currently pending against StoreAge. If necessary, StoreAge may have to seek a license under any such patent, or redesign or modify its products and processes in order to avoid infringement of such patents. There can be no assurance that such a license would be available on acceptable terms, if at all, or that StoreAge could so avoid infringement of such patents, in which case StoreAge's business, financial position and results of operations could be materially and adversely affected.

     There has been substantial litigation in the technology industry regarding intellectual property rights, and litigation may be necessary to protect StoreAge's proprietary technology. It is also possible that StoreAge will increasingly have to litigate infringement claims with companies in the storage system market, as the number of competitive products and companies grow. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require StoreAge to redesign or modify its products or require StoreAge to enter into royalty or licensing agreements, any of which could have a material adverse effect on StoreAge's business, operating results or financial condition. Despite StoreAge's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of StoreAge's products or to obtain and use information that StoreAge regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that StoreAge's means of protecting its proprietary rights will be adequate or that StoreAge's competitors will not independently develop similar technology or duplicate StoreAge's products or design.

     StoreAge Depends on Subcontractors to Manufacture its Products. StoreAge depends on subcontractors to manufacture its products. StoreAge's future results of operations will be dependent in large part upon its ability to have products manufactured and delivered promptly upon the receipt of orders and to provide prompt and efficient service to its customers. As a result, any disruption of its day-to-day operations, or the day-to-day operations of its subcontractors, could have a material adverse effect upon StoreAge. StoreAge's operations, including, research, marketing, customer service and distribution functions, are based in and managed from a single facility in Israel. It relies on the manufacturing facilities of subcontractors that may be based in and managed from a small number of facilities in Israel. A fire, flood, earthquake or other disaster or condition affecting these facilities could disable these functions. Any such damage to, or other condition interfering with the operation of, these facilities would have a material adverse effect on the business of StoreAge and its financial position and results of operations.

     StoreAge is Subject to Warranty Claims for Defective Products. Products offered by StoreAge may contain defects in hardware, software or workmanship that remain undetected until after commercial shipment. Any loss or delay in customer or market acceptance attributable to such defects or any material replacement or repair expenses due to any such defects could have a material adverse effect on StoreAge's business, financial position and results of operations.

     StoreAge's Planned International Expansion Will Expose It to New Risks. StoreAge intends to expand its operations internationally. These efforts will require significant management attention and financial resources. There can be no assurance that these efforts will be successful. Although sales are effected in U.S. dollars, international sales are subject to a number of risks, including longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, the burden of complying with a variety of foreign laws, potentially adverse tax consequences, currency fluctuations, the imposition of currency exchange or price controls, and political and economic instability abroad. If StoreAge increases its international sales, seasonal fluctuations may also affect to a greater extent StoreAge's total revenues due to lower sales that typically occur during the summer months in Europe and other parts of the world.

     Our Location in Israel Exposes Us to Additional Risks. Our principal offices and our principal facilities, and those of StoreAge, are located in Israel, and each of us is directly affected by the political, economic and military conditions to which that country is subject. Any of StoreAge's manufacturing operations would be heavily dependent upon components imported from outside of Israel. A substantial majority of StoreAge's future sales, if any, will be made outside of Israel. Accordingly, our operations and those of StoreAge could be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its present trading partners were interrupted or curtailed. In addition, termination or reduction of certain governmental grants, programs and tax benefits could have a material adverse effect on us and StoreAge.

     On May 4, 2000, a committee chaired by the Director General of the Israeli Ministry of Finance issued a report recommending a sweeping reform in the Israeli system of taxation. The proposed reform would significantly alter the taxation of individuals and would also affect corporate taxation. In particular, the proposed reform would reduce but not eliminate the tax benefits available to approved enterprises such as ours and StoreAge. The Israeli cabinet has approved the recommendation in principle, but implementation of the reform requires legislation by Israel's Knesset. We are not certain whether the proposed reform will be adopted, when it will be adopted or what form reforms will ultimately take or what effect it will have on us.

     Service of Legal Process and Enforcement of Judgments. We are incorporated in Israel, almost all of our officers and directors are non-residents of the United States, and substantially all of the assets of such persons and IIS are located outside the United States. We have appointed IIS Inc. as our agent to receive service of process in any actions against us brought in any federal or state court sitting in New York County, State of New York, which relate to the sale of the Ordinary Shares offered hereby and which arise solely out of or in connection with United States federal securities laws. Nevertheless, it may be difficult for investors to (i) effect service of process against our officers and directors who reside outside the United States or (ii) enforce, in United States courts, judgments against us or such officers and directors obtained in such courts predicated upon the civil liability provisions of United States federal securities laws. In addition, we have been advised by our Israeli counsel, Efrati, Galili & Co., that there is doubt as to whether the courts of Israel would enforce, in original actions brought in such courts, liabilities against us or such persons predicated solely upon the federal securities laws of the United States. Efrati, Galili & Co. has further advised us that Israeli courts may enforce a foreign (including United States) final executory judgment for monetary damages in a civil suit, obtained after due trial before a court of competent jurisdiction (as determined under Israeli law), provided that (i) the courts of such jurisdiction would enforce similar Israeli judgments, (ii) proper service of process with respect to the Israeli enforcement action has been effected upon the party against whom the foreign judgment is to be enforced,
(iii) such judgment or its enforceability is not contrary to the law, public policy, security or sovereignty of the State of Israel, (iv) such judgment was not obtained by fraud and does not conflict with any other such judgment in the same matter between the same parties and (v) an action between the same parties with regard to the same subject matter was not pending in any other court or tribunal in Israel at the time the original lawsuit was instituted in the foreign court. Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency and a specific permit of the Israeli Controller of Foreign Exchange will be required to convert the Israeli currency into dollars and to transfer such dollars out of Israel.

                             SELLING SHAREHOLDERS

     The selling shareholders are CDC Holdings Ltd., Armour Investments Ltd., Industrial Systems & Equipment Co., Meir Noga and Nachum Ezra, each of whom has the right to receive our Ordinary Shares, par value NIS .003 per share (the "Ordinary Shares"), upon the conversion of debentures and exercise of warrants purchased by them pursuant to the Purchase Agreement, as well as Eastek and Eastek's founder and our new Chief Technology Officer, Mr. Shavit, each of whom acquired our Ordinary Shares in connection with our purchase of Eastek on November 30, 2000. This prospectus relates to the offer and sale from time to time by these selling shareholders of the Ordinary Shares which they have acquired or may acquire in the future upon the conversion of the debentures or exercise of the warrants held by them. The Purchase Agreement and November 30 acquisition of Eastek are described in detail on page 12 under the heading "Plan of Distribution." None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the transactions described herein and the ownership of the Ordinary Shares offered hereby.

     The following table sets forth following the name of each selling shareholder the number of Ordinary Shares held by such holder. No estimate can be given as to the amount or percentage of Ordinary Shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of the Ordinary Shares under this prospectus and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the Ordinary Shares.


                                                Number of Ordinary Shares
Name of Holder                                       Held by Such Holder(1)
--------------                                      -------------------

CDC Holdings Ltd.                                        910,000
Armour Investments Ltd.                                  173,333
Industrial Systems & Equipment Co.                       130,000
Meir Noga                                                 49,333(2)
Nachum Ezra                                               43,333
Eastek Embedded Systems (Meitav) Ltd.                     80,000(3)
Danny Shavit                                             100,000(4)

______________________
/1/ In the case of CDC Holdings Ltd., Armour Investments Ltd., Industrial Systems & Equipment Co., Meir Noga and Nachum Ezra, assumes conversion of all debentures and exercise of all warrants held by them.
/2/ Includes 6,000 Ordinary Shares held by Meir Noga but not registered pursuant to this registration statement.
/3/ 20,000 of such shares are subject to vesting pursuant to the terms of the Purchase and Assignment Agreement between us and Eastek.
/4/ All of such shares are subject to vesting pursuant to the terms of the employment agreement between us and Mr. Shavit.

                             PLAN OF DISTRIBUTION

     On December 20, 2000 we agreed on terms for the Purchase Agreement with CDC Holdings Ltd., Armour Investments Ltd., Industrial Systems & Equipment Co., Meir Noga and Nachum Ezra.

     In accordance with the Purchase Agreement, we issued units, each consisting of $100,000 principal amount of our convertible secured debentures (the "Debentures") and three-year non-redeemable warrants (the "Warrants") to acquire 10,000 Ordinary Shares, par value NIS .003 per share (the "Ordinary Shares") to the Purchasers. We issued a total of 30 Units, representing Debentures in an aggregate principal amount of $3,000,000 and Warrants to acquire an aggregate of 300,000 Ordinary Shares. The proceeds received by the Company upon the sale of the Debentures to the Purchasers were used by the Company to invest in an offering by StoreAge of its preferred shares.

     The unpaid principal amount of the Debentures bears interest at the annual rate of the London Interbank Offered Rate ("LIBOR") plus 1.5% (commencing from December 20, 2000), payable quarterly. All or any part of the unpaid principal amount of the Debenture may, upon execution of a notice of conversion and the surrender of the Debenture to us for conversion, be convertible at any time following the date of issuance of the Debenture (the "Conversion Date") into fully paid nonassessable Ordinary Shares (the "Debenture Shares"), at a conversion price (the "Conversion Price") equal to one (1) Ordinary Share for each $3 nominal value of the principal amount of the Debenture. The Conversion Price may be adjusted such that, in the event that the Company issues certain additional securities at a price lower than the Conversion Price, the applicable Conversion Price will be automatically reduced to such lower price. Notwithstanding the above, in the event that the closing price of the Company's Ordinary Shares for a period of at least fifteen (15) consecutive trading days is equal to or greater than $6.00, the Company may thereafter convert the entire outstanding amount of the Debentures into Ordinary Shares.

     The Warrants entitle their holders to purchase 10,000 Ordinary Shares (the "Warrant Shares" and, together with the Debenture Shares, the "Shares"), at an exercise price per share of $4.50 (the "Exercise Price"). The Exercise Price may be adjusted such that, in the event that the Company issues certain additional securities at a price lower than the Exercise Price, the applicable Exercise Price will be automatically reduced to such lower price. The Warrants are exercisable at any time and from time to time before 5:00 P.M. Israeli time, on December 20, 2003.

     The Company will transmit the certificates representing the Ordinary Shares issuable upon conversion of any Debentures or upon exercise of any Warrants to converting or exercising Purchasers as soon as practicable after conversion or exercise (but in all events within three (3) business days).

     We issued the Debentures and Warrants pursuant to an exemption from registration provided by Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act), and/or Section 4(2) of the Securities Act. All of the Shares that are the subject of this Prospectus will be issued to the Purchasers, or to future purchasers or transferees of the Debentures or Warrants who buy them from the Purchasers, upon their conversion of the Debentures (the "Converting Shareholders") or exercise of the Warrants (the "Exercising Shareholders").

     The Purchasers may convert Debentures at any time or from time to time and for less than the maximum number of Debenture Shares indicated. The Company will not receive any proceeds from the sale of the Debenture Shares by the Converting Shareholders. Similarly, the Purchasers may exercise Warrants at any time or from time to time and for less than the maximum number of Warrant Shares indicated. The Company will receive from the Exercising Shareholders the exercise price of the Warrants upon exercise of which the Warrant Shares are issuable, but will not receive any proceeds from the sale of the Warrant Shares by the Exercising Shareholders. The Shares may be issued from time to time by the Company to the Converting Shareholders and Exercising Shareholders.

     The offering price of the Shares to the Purchasers, pursuant to the terms of the Debentures, is $3.00 per Debenture Share and, pursuant to the terms of the Warrants, is $4.50 per Warrant Share. Because the Shares are to be issued directly by the Company upon conversion of the Debentures and/or exercise of the Warrants, there are no applicable underwriting discounts or commissions. The aggregate maximum proceeds to the Company from the sale of the Shares will thus be $4.50 times the number of Warrant Shares for which the Warrants are exercised by Exercising Shareholders. The Company will pay substantially all the expenses incident to the registration, offering and issuance of the Shares to the Converting Shareholders and Exercising Shareholders (currently estimated to be approximately $35,000). In addition, in the event that the Debentures are converted, the Company will have to pay an Israeli stamp tax equal to one percent (1%) of the consideration received by the Company upon the issuance of the Shares upon conversion of the Debentures. A similar one percent (1%) stamp tax will be payable upon issuance of the Shares upon exercise of the Warrants.

     The Converting Shareholders and Exercising Shareholders have agreed that
(a) they will not offer or solicit the sale of the Shares to residents of Israel unless such sale or solicitation is permitted pursuant to the Israel Securities Law--1968 and the regulations promulgated thereunder, and (b) they will comply in all material respects with the requirements of the securities laws of every country in which the Shares are being offered by them.

     On November 30, 2000, we entered into a purchase and assignment agreement (the "Purchase and Assignment Agreement") with Eastek and its founder, Mr. Shavit, to acquire all the assets of Eastek. Under the terms of the Purchase and Assignment Agreement, we issued 60,000 of the Company's Ordinary Shares to Eastek as partial consideration for the acquisition and may deliver an additional 20,000 Ordinary Shares to Eastek on the first anniversary of the acquisition if certain conditions are met.

     In connection with our acquisition of Eastek, we hired Mr. Shavit to serve as Chief Technology Officer of the Company. On November 30, 2000, we entered into an employment agreement (the "Employment Agreement) with Mr. Shavit under the terms of which we issued 100,000 of the Company's Ordinary Shares to Mr. Shavit. Subject to certain conditions, the Ordinary Shares will be delivered to Mr. Shavit in installments of 30,000, 35,000 and 35,000 Ordinary Shares on the first, second and third anniversaries of the acquisition respectively. The Company will not receive from Eastek or Mr. Shavit any proceeds from the sale of the Ordinary Shares by them.

     The Company had 9,087,324 Ordinary Shares outstanding as of May 14, 2001.

                                 LEGAL MATTERS

     The validity of the Shares offered by this Prospectus has been passed upon by Efrati, Galili & Co., Tel Aviv, Israel.

                                    EXPERTS

     Kost Forer and Gabbay, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Kost Forer and Gabbay's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, we file reports and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy those reports and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, 14th Floor, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of such material at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     We filed a registration statement on Form F-3 (together with any amendments thereto, the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Ordinary Shares offered by this prospectus. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which we have omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus regarding the contents of any contract or other document referred to in this Prospectus or in such contract are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, which we urge you to read. Any statement about a contract or document is qualified in all respects by reference to such contract or document.

     We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our Board of Directors or as may be required under law. Our management has solicited proxies from our shareholders and intends to continue this policy.

     We prepare consolidated financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this Prospectus are to United States Dollars and all references to "NIS" are to New Israeli Shekels.

                         ____________________________

     The Company has received from the Securities Authority of the State of Israel ("Israel Securities Authority") an exemption from the reporting obligations as specified in Chapter Six of the Israel Securities Law 5728-1968, which include the obligation to submit periodic and immediate reports to the Israel Securities Authority, provided that a copy of each report submitted in accordance with applicable United States law shall be available for public review at the Company's office in Israel.

     ALL PERMITS, APPROVALS AND LICENSES REQUIRED UNDER THE LAWS OF THE STATE OF ISRAEL FOR THE OFFER OF THE ORDINARY SHARES AND FOR THE PUBLICATION OF THIS PROSPECTUS WILL BE OBTAINED PRIOR TO THE CONSUMMATION OF THIS OFFERING.

                          INCORPORATION BY REFERENCE

This Prospectus incorporates by reference certain documents which are not presented in or delivered with this Prospectus. Those documents are available, at no cost to you, upon request from Robi Hartman, Chief Executive Officer, I.I.S. Intelligent Information Systems Limited, 33 Jabotinsky Street, Ramat Gan, Israel (Tel. 972-3-751-0007).

     We will send to you, upon your written or oral request, a copy of any and all of the documents referred to below which have been or may be incorporated in this Prospectus by reference, other than exhibits to these documents, unless the exhibits are specifically incorporated in this Prospectus by reference. Requests for these documents should be directed to Robi Hartman at the address shown in the immediately preceding paragraph.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

     (a) The Company's Annual Report on Form 20-F for the year ended December 31, 1999;

     (b) The Company's Current Reports on Form 6-K for the months ended September 30, 2000, October 31, 2000, November 30, 2000, December 31, 2000, January 31, 2001, February 28, 2001 and March 31, 2001; and

      (c) The description of the Ordinary Shares contained in the Company's Registration Statement on Form 8-A, as amended.

     All subsequent Annual Reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the Exchange Act after the date hereof, and any Form 6-K submitted by us to the SEC after the date of this Prospectus which is identified as being incorporated by reference into this Prospectus shall be deemed to be incorporated herein by reference and to be a part of this Prospectus from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

================================================================================

                                   1,479,999



                I.I.S. INTELLIGENT INFORMATION SYSTEMS LIMITED


                                Ordinary Shares


                          --------------------------

                                  PROSPECTUS

                          --------------------------


                                 May 17, 2001



                               Table of Contents
Section                                                 Page
-------                                                 ----
The Company                                               4
Risk Factors                                              5
Selling Shareholders                                     11
Plan of Distribution                                     12
Legal Matters                                            14
Experts                                                  14
Where You Can Find Additional Information                14
Incorporation by Reference                               15

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with this offering are:

       Securities and Exchange Commission Registration Fee......     727.05
       Nasdaq Additional Listing Fee............................  14,799.99
       Israeli Stamp Tax........................................  30,000.00
       Accounting fees and expenses.............................   3,000.00*
       Legal fees and expenses..................................  15,000.00*
       Transfer agent and registrar's fees......................       0.00*
       Miscellaneous............................................   3,173.29*


           Total................................................ $66,700.00*
                                                                 ----------
_________________________
*  Indicates estimate.


Item 15.  Indemnification of Directors and Officers.

Reference is made to Article 98 of the Articles of Association of the Registrant which provides as follows (in free translation):

                      INDEMNITY AND INSURANCE OF OFFICERS

     "The Company may, to the maximum extent permitted by the Companies Law:

     (a) enter into a contract for the insurance of the liability, in whole or in part, of any of its Officers,

     (b)  may indemnify an Officer of the Company post factum; and

     (c) may indemnify an Officer of the Company in advance for the following events:

          (i) Any financial obligation imposed on an Officer in favor of a third party by a court judgment, including a compromise judgment approved by Court (provided that the Company approved the compromise in advance) or an arbitrator's award approved by court (provided that it was given pursuant to arbitration agreed to by the Company in advance), for an act or omission performed by an Officer in his capacity as an Officer; and

          (ii) reasonable legal expenses, including attorney's fees, expended by or charged to an Officer or adjudicated against an Officer by a court in a proceeding commenced against on Officer by the Company or on its behalf or by another person, or in a criminal charge from which an Officer was acquitted, or in a criminal charged that does not require intent, in which an Officer was convicted, all for an act or omission performed in his capacity as an Officer.


          Such indemnity shall apply in certain foreseeable events and up to a feasible amount under the circumstances, as determined by the Board of Directors.

Item 16.    Exhibits.

 5.1    Opinion of Efrati, Galili & Co.
23.1 Consent of Kost Forer and Gabbay to the use and incorporation by reference of their report on the consolidated financial statements of the Registrant for each of the three years ended December 31, 1999.
23.2    Consent of Efrati, Galili & Co. (contained in its opinion filed as
        Exhibit 5.1 hereto).
24**    Power of Attorney.

______________________
** Filed with Form F-3, Registration Statement No. 333-59548, dated April 26, 2001.

Item 17.   Undertakings.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d)  The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haifa, State of Israel, on the 16th day of May, 2001.

                                    I.I.S. INTELLIGENT INFORMATION SYSTEMS
                                    LIMITED

                                    By:  /s/ Robi Hartman
                                         -------------------------------
                                         Robi Hartman
                                         Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                            Date
---------                     -----                            ----

/s/ Robi Hartman              Chairman of the Board,           May 16, 2001
--------------------
Robi Hartman                  Chief Executive Officer and
                              Acting Chief Financial Officer
                              (Principal Executive, Financial
                              and Accounting Officer)

        *                     Director                         May 16, 2001
--------------------
David Rubner


        *                     Director                         May 16, 2001
--------------------
Moshe Kahn

          *                   Director                         May 16, 2001
----------------------
Jonathan Nativ

          *                   Director                         May 16, 2001
----------------------
Aharon Jacobowitz

          *                   Director                         May 16, 2001
----------------------
Yael Ilan

          *                   Director                         May 16, 2001
----------------------
Gideon Marks

Authorized Representative in the United States:

IIS, Inc.

By:    /s/ Robi Hartman                                        May 16, 2001
       ----------------
Name:  Robi Hartman
Title: Authorized Signatory


* By:  /s/ Robi Hartman
       ----------------                                        May 16, 2001
       Attorney-In-Fact
Name:  Robi Hartman

       Index of Exhibits to Registration Statement on Form F-3 of I.I.S.
         Intelligent Information Systems Limited

5.1      Opinion of Efrati, Galili & Co.

23.1 Consent of Kost Forer and Gabbay to the use and incorporation by reference of their report on the consolidated financial statements of the Registrant for each of the three years ended December 31, 1999.

23.2    Consent of Efrati, Galili & Co. (contained in its opinion filed as
        Exhibit 5.1 hereto).

24**    Power of Attorney.

** Filed with Form F-3, Registration Statement No. 333-59548, dated April 26,
   2001.